Exhibit 99.1

NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2014

FISCAL 2014 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.24 billion compared to $2.32 billion in the prior year

•	Reported Total Segment EBITDA of $327 million compared to $300 million in the prior year

•	Diluted EPS were $0.26 compared to $2.42 in the prior year, which included a non-taxable gain on the CMH transaction

•	Adjusted EPS were flat at $0.31 compared to the prior year

NEW YORK, NY – February 6, 2014 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2013.

Commenting on the results, Chief Executive Robert Thomson said:

“The earnings report demonstrates a measure of progress as we navigate a challenging advertising market. We are continuing to be disciplined on costs, while making opportunistic investments that will extend our revenue reach. The digital transformation is certainly underway, as the acquisition of Storyful and the robust growth in digital sales at HarperCollins attest. Digital subscriptions and website traffic are on the rise at most of our sites, and revenue at REA, the online real estate company, continues to expand encouragingly.”

SECOND QUARTER RESULTS

The Company reported fiscal 2014 second quarter total revenues of $2.24 billion, a 4% decrease as compared to the prior year second quarter revenues of $2.32 billion. The majority of the revenue decline reflects lower advertising revenues at the News and Information Services segment, foreign exchange fluctuations and the sale of the Dow Jones Local Media Group (“LMG”), partially offset by the inclusion of FOX SPORTS Australia, which News Corp began consolidating following the Consolidated Media Holdings (“CMH”) acquisition in November 2012, and strength in the Digital Real Estate Services and Book Publishing segments. Excluding the impact of acquisitions, divestitures and foreign exchange fluctuations, revenues were relatively flat with the prior year.

The Company reported second quarter Total Segment EBITDA of $327 million, a 9% increase as compared to $300 million in the prior year. This improvement was mainly due to the consolidation of FOX SPORTS Australia, stronger performances in the Digital Real Estate and Book Publishing segments, and lower costs for the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), partially offset by higher losses at Amplify, declines at the News and Information Services segment and foreign exchange fluctuations. Excluding all costs related to the U.K. Newspaper Matters in both years and the impact of acquisitions, divestitures and foreign exchange fluctuations, Total Segment EBITDA declined 1% compared to the prior year.

Net income available to News Corporation stockholders was $150 million as compared to $1,399 million in the prior year, which included a non-taxable gain of approximately $1.3 billion related to the acquisition of CMH in November 2012. Adjusted net income available to News Corporation stockholders, which excludes costs related to the U.K. Newspaper Matters, impairment and restructuring charges and Other, net, was $179 million compared to $178 million in the prior year. Impairment and restructuring charges were $36 million and $62 million in the three months ended December 31, 2013 and 2012, respectively.

Diluted net income per share available to News Corporation stockholders was $0.26 as compared to $2.42 in the prior year. Adjusted EPS were flat at $0.31 compared to the prior year.

Free cash flow available to News Corporation improved by $393 million in the six months ended December 31, 2013 to $217 million, from ($176) million in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2013	2012	% Change	2013	2012	% Change
	(in millions)			(in millions)
Revenues:
News and Information Services	$1,612	$1,772	(9)%	$3,107	$3,438	(10)%
Cable Network Programming	110	53	* *	242	53	* *
Digital Real Estate Services	103	87	18%	193	168	15%
Book Publishing	391	377	4%	719	729	(1)%
Other	22	32	(31)%	49	66	(26)%

Total Revenues	$2,238	$2,321	(4)%	$4,310	$4,454	(3)%

Segment EBITDA:
News and Information Services	$255	$292	(13)%	$388	$418	(7)%
Cable Network Programming	53	19	* *	82	19	* *
Digital Real Estate Services	55	46	20%	99	81	22%
Book Publishing	68	51	33%	111	91	22%
Other(a)	(104)	(108)	(4)%	(212)	(220)	(4)%

Total Segment EBITDA	$327	$300	9%	$468	$389	20%

** - Not meaningful

(a)	Other Segment EBITDA for the three and six months ended December 31, 2013 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $19 million and $36 million, respectively. Other Segment EBITDA for the three and six months ended December 31, 2012 includes fees and costs related to the U.K. Newspaper Matters of $49 million and $110 million, respectively.

News and Information Services

Segment revenues for the second quarter of fiscal 2014 decreased $160 million, or 9%, compared to the prior year. Australian newspapers revenues declined 17%, of which 10% is related to foreign currency, and accounted for the majority of the Segment revenue decline compared to the prior year. Total segment advertising revenues declined 10%, driven by the negative impact of foreign exchange coupled with weakness in the Australian market and the absence of results from LMG, partially offset by continued growth at News America Marketing led by its in-store business. Circulation and subscription revenues declined 7%, primarily due to continued decline in Institutional revenues at Dow Jones, the absence of results from LMG and lower print circulation volume, partially offset by cover price increases at The Sun in the U.K. and several Australian newspapers as well as higher subscription pricing at The Wall Street Journal and WSJ.com. Excluding the impact of divestitures and foreign exchange fluctuations, Segment revenues declined 4%.

Segment EBITDA decreased $37 million in the quarter, or 13%, as compared to the prior year. Results were impacted by continued revenue weakness in the Australian market and Dow Jones’ Institutional business coupled with the sale of LMG, partially offset by the absence of losses from The Daily and a favorable arbitration ruling at News UK. Total costs declined 8% driven by the impact of cost savings initiatives and lower production costs, as well as the sale of LMG, partially offset by increased promotional costs and sports rights acquisition costs. Excluding the impact of divestitures and foreign exchange fluctuations, Segment EBITDA decreased 8%.

Cable Network Programming

In the second quarter of fiscal 2014, revenues were $110 million and Segment EBITDA was $53 million. The increases relative to the prior year primarily reflect the consolidation of FOX SPORTS Australia beginning in November 2012.

On a stand-alone basis, revenues declined 3% versus the prior year revenues of $113 million, as advertising market share gains, an increase in digital platform subscribers and higher affiliate pricing were more than offset by adverse foreign exchange fluctuations. Segment EBITDA increased 20% on a stand-alone basis, compared to the prior year Segment EBITDA of $44 million, primarily driven by lower programming costs, which were impacted by the absence of domestic cricket rights compared to the prior year. Excluding the impact of foreign exchange fluctuations of $13 million and $6 million on revenues and Segment EBITDA, respectively, revenues increased 9% from the prior year and Segment EBITDA increased 34%.

For the three months ended December 31, 2012, on a stand-alone basis, FOX SPORTS Australia had operating income of $42 million and depreciation of $2 million.

Digital Real Estate Services

Revenues in the quarter increased $16 million, or 18%, compared to the prior year reflecting increased residential listing depth product penetration. Segment EBITDA in the quarter increased $9 million, or 20%, compared to the prior year primarily due to the increased revenues as noted above. Excluding the impact of foreign exchange fluctuations, revenues and Segment EBITDA increased 32% and 33%, respectively.

Book Publishing

Revenues in the quarter increased $14 million, or 4%, compared to the prior year driven by strong performance in Children’s and General Books resulting from sales of the Divergent series by Veronica Roth, following the launch of Allegiant in October 2013, The Pioneer Woman Cooks: A Year of Holidays by Ree Drummond and The First Phone Call from Heaven by Mitch Albom. The revenue increase was partially offset by the divestiture of the Women of Faith live events business and the decision to exit the third party distribution business in the U.S. E-book revenues improved by 39% versus the prior year period and represented 17% of revenues, up from 14% in the prior year. Segment EBITDA increased $17 million, or 33%, from the prior year benefiting from the higher contribution to profits from e-books and ongoing operational efficiencies coupled with higher revenues. Excluding the impact of acquisitions, divestitures, and foreign exchange fluctuations, revenues increased 8% and Segment EBITDA increased 38%.

Other

Revenues in the quarter decreased $10 million, or 31%, compared to the prior year primarily due to declines at Amplify related to lower project-based consulting revenues at its Insight business coupled with divestitures of certain of the Company’s non-core Australian businesses during fiscal 2013. Segment EBITDA in the quarter improved $4 million, primarily due to decreased fees and costs, net of indemnification, related to the U.K. Newspaper Matters of approximately $30 million, partially offset by higher investment spending of $10 million at Amplify primarily resulting from increased product and curriculum development, $8 million incurred by the corporate Strategy and Creative Group related to the development of new products and services and international rights acquisitions and higher corporate overhead expenses of $11 million compared to an allocated basis used for fiscal 2013.

Prior to the separation, the Company’s Statement of Operations included allocations of general corporate expenses for certain support functions that were provided on a centralized basis by 21st Century Fox. For the three months ended December 31, 2013, the Company’s Statement of Operations reflects actual corporate overhead costs incurred by the Company as it performed these functions using its own resources or purchased services from either third parties or 21st Century Fox.

In the second quarter of fiscal 2014, News Corp incurred gross fees and costs of $51 million related to the U.K. Newspaper Matters compared to $49 million incurred in the prior year. The net impact on Segment EBITDA after indemnification from 21st Century Fox was $19 million in the current quarter.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Quarterly equity earnings from affiliates were $17 million compared to $28 million in the prior year. The lower contribution primarily reflects the absence of the Company’s 44% stake in SKY Network Television Ltd. which was sold in March 2013 and the consolidation of FOX SPORTS Australia in November 2012. Partially offsetting this decline was a higher contribution from Foxtel due mainly to the Company’s increased ownership to 50% from 25% in November 2012.

	For the three months ended December 31,		For the six months ended December 31,
	2013	2012	2013	2012
	(in millions)		(in millions)
Foxtel(a)	$17	$8	$30	$13
Pay television and cable network programming equity affiliates(b)	—	20	—	42
Other equity affiliates	—	—	—	(1)

Total equity earnings of affiliates	$17	$28	$30	$54

(a)	The Company owned 25% of Foxtel through November 2012. In November 2012, the Company increased its ownership in Foxtel to 50% as a result of the CMH acquisition. The Company amortized $15 million and $31 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and six months ended December 31, 2013, respectively, and $6 million in both the corresponding periods of fiscal 2013. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.
(b)	Includes equity earnings of FOX SPORTS Australia and SKY Network Television Ltd. The Company acquired the remaining interest in FOX SPORTS Australia in November 2012 as a result of the CMH acquisition and sold its investment in SKY Network Television Ltd. in March 2013. The results of FOX SPORTS Australia have been included within the Cable Network Programming segment in the Company’s consolidated results of operations since November 2012.

On a U.S. GAAP basis, Foxtel revenues were higher in local currency. However, in U.S. dollars, revenues for the six months ended December 31, 2013 decreased $148 million to $1,457 million from $1,605 million in the corresponding prior year period. Operating income before depreciation and amortization was higher in local currency reflecting the realization of cost savings from the Austar acquisition and the absence of costs associated with the London Olympics. However, in U.S. dollars, operating income before depreciation and amortization decreased $12 million to $431 million from $443 million. Depreciation and amortization for the six months ended December 31, 2013 and 2012 was $171 million and $229 million, respectively, reflecting foreign exchange fluctuations and reduced Austar intangible amortization. Total closing subscribers were 2.5 million in the six months ended December 31, 2013, a 5% increase compared to the prior year period driven by an increase in digital platform subscribers. Churn improved to 12.4% from 14.2% in the prior year.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures, and REA Group Limited (“REA Group”) free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used for strategic opportunities including, among others, investing in the Company’s business, acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated and combined statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the six months ended December 31,
	2013	2012
	(in millions)
Net cash provided by operating activities	$407	$5
Less: Capital expenditures	(147)	(141)

	260	(136)
Less: REA Group free cash flow	(62)	(57)
Plus: Cash dividends received from REA Group	19	17

Free cash flow available to News Corporation	$217	$(176)

Free cash flow available to News Corporation in the six months ended December 31, 2013 improved by $393 million to $217 million from $(176) million in the prior year. This improvement was primarily driven by lower restructuring payments of $110 million, the timing of net receipts related to the foreign tax refund of $81 million and lower payments for fees and costs related to the U.K. Newspaper Matters of $58 million, coupled with operational and working capital improvements.

OTHER MATTERS

The Company previously filed refund claims for certain losses, pertaining to periods prior to the separation, in a foreign jurisdiction that had been subject to litigation. In the first quarter of fiscal 2014, the foreign tax authority determined that it would not appeal a favorable court ruling received by the Company in July 2013 and therefore, a portion of the uncertain matter was resolved during the three months ended September 30, 2013. In the second quarter of fiscal 2014, the foreign tax authority completed its review and the remainder of the uncertain matter was resolved during the three months ended December 31, 2013.

Pursuant to the Tax Sharing and Indemnification Agreement with 21st Century Fox, refunds received related to these matters, net of applicable taxes to be paid by the Company, are to be remitted to 21st Century Fox. Accordingly, the Company recorded an income tax benefit and a corresponding expense, net of applicable taxes, to Other, net of $238 million for the payable to 21st Century Fox in the Statements of Operations for the three months ended December 31, 2013.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted revenues, Adjusted Total Segment EBITDA, Total Segment EBITDA, Adjusted Net Income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of Net cash provided by operating activities to Free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 4:30pm Eastern Standard Time on February 6, 2014. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, cable network programming in Australia, digital real estate services, book publishing, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

Ashley Huston

Corporate Communications

212-416-2025

ahuston@newscorp.com

NEWS CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	For the three months		For the six months ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Advertising	$1,080	$1,163	$2,038	$2,204
Circulation and Subscription	661	654	1,340	1,262
Consumer	377	346	688	672
Other	120	158	244	316

Total Revenues	2,238	2,321	4,310	4,454
Operating expenses	(1,274)	(1,352)	(2,569)	(2,686)
Selling, general and administrative	(637)	(669)	(1,273)	(1,379)
Depreciation and amortization	(138)	(129)	(279)	(254)
Impairment and restructuring charges	(36)	(62)	(63)	(177)
Equity earnings of affiliates	17	28	30	54
Interest, net	16	18	33	29
Other, net	(231)	1,252	(672)	1,255

(Loss) income before income tax benefit	(45)	1,407	(483)	1,296

Income tax benefit	211	4	687	32

Net income	166	1,411	204	1,328
Less: Net income attributable to noncontrolling interests	(15)	(12)	(26)	(21)

Net income attributable to News Corporation stockholders	$151	$1,399	$178	$1,307

Less: Adjustments to Net income attributable to News Corporation stockholders – Redeemable Preferred Stock Dividends	(1)	—	(1)	—

Net income available to News Corporation stockholders	$150	$1,399	$177	$1,307

Weighted average shares outstanding:
Basic	579	579	579	579
Diluted	580	579	580	579

Net income available to News Corporation stockholders per share
Basic and diluted	$0.26	$2.42	$0.31	$2.26

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of December 31, 2013	As of June 30, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,908	$2,381
Amounts due from 21st Century Fox	—	247
Receivables, net	1,481	1,335
Income taxes receivable	147	29
Other current assets	576	651

Total current assets	5,112	4,643

Non-current assets:
Investments	2,431	2,499
Property, plant and equipment, net	2,927	2,992
Intangible assets, net	2,120	2,186
Goodwill	2,728	2,725
Other non-current assets	665	598

Total assets	$15,983	$15,643

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$242	$242
Accrued expenses	1,115	1,108
Amounts due to 21st Century Fox, net	83	—
Deferred revenue	380	389
Other current liabilities	472	432

Total current liabilities	2,292	2,171

Non-current liabilities:
Retirement benefit obligations	284	345
Deferred income taxes	239	152
Other non-current liabilities	277	279
Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,309	12,281
Retained earnings	177	—
Accumulated other comprehensive income	257	271

Total News Corporation stockholders’ equity	12,749	12,558
Noncontrolling interests	122	118

Total equity	12,871	12,676

Total liabilities and equity	$15,983	$15,643

NEWS CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the six months ended December 31,
	2013	2012
Operating activities:
Net Income	$204	$1,328

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	279	254
Equity earnings of affiliates	(30)	(54)
Cash distributions received from affiliates	47	118
Foreign tax refund payable to 21st Century Fox	148	—
Foreign tax refund receivable	(140)	—
Impairment charges, net of tax	12	—
Other, net	(49)	(1,255)
Deferred income taxes and taxes payable	85	(82)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(244)	(188)
Inventories, net	51	11
Accounts payable and other liabilities	65	(129)
Pension and postretirement benefit plans	(21)	2

Net cash provided by operating activities	407	5

Investing activities:
Capital expenditures	(147)	(141)
Acquisitions, net of cash acquired	(26)	(2,154)
Investments in equity affiliates and other	(2)	(3)
Proceeds from dispositions	100	26

Net cash used in investing activities	(75)	(2,272)

Financing activities:
Net transfers from 21st Century Fox and affiliates	217	2,115
Repayment of borrowings acquired in the CMH acquisition	—	(235)
Dividends paid	(13)	(11)
Purchase of subsidiary shares from noncontrolling interest	—	(8)

Net cash provided by financing activities	204	1,861

Net increase (decrease) in cash and cash equivalents	536	(406)
Cash and cash equivalents, beginning of period	2,381	1,133
Exchange movement on opening cash balance	(9)	14

Cash and cash equivalents, end of period	$2,908	$741

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign exchange fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2013 and 2012.

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2013	2012	Difference	2013	2012	Difference
	(in millions)			(in millions)
As reported	$2,238	$2,321	$(83)	$327	$300	$27
Impact of acquisitions	(60)	—	(60)	(25)	—	(25)
Impact of divestitures	(1)	(59)	58	—	(8)	8
Impact of foreign exchange fluctuations	74	—	74	16	—	16
Net impact of U.K. Newspaper Matters	—	—	—	19	49	(30)

As adjusted	$2,251	$2,262	$(11)	$337	$341	$(4)

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2013	2012	Difference	2013	2012	Difference
	(in millions)			(in millions)
As reported	$4,310	$4,454	$(144)	$468	$389	$79
Impact of acquisitions	(194)	—	(194)	(54)	—	(54)
Impact of divestitures	(35)	(120)	85	(4)	(16)	12
Impact of foreign exchange fluctuations	154	—	154	26	—	26
Net impact of U.K. Newspaper Matters	—	—	—	36	110	(74)

As adjusted	$4,235	$4,334	$(99)	$472	$483	$(11)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2013 and 2012 are as follows:

	For the three months ended December 31,
	2013	2012	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$1,663	$1,729	(4)%
Cable Network Programming	57	53	8%
Digital Real Estate Services	115	87	32%
Book Publishing	394	365	8%
Other	22	28	(21)%

Total Adjusted Revenues	$2,251	$2,262	—%

Adjusted Segment EBITDA:
News and Information Services	$261	$285	(8)%
Cable Network Programming	31	19	63%
Digital Real Estate Services	61	46	33%
Book Publishing	69	50	38%
Other	(85)	(59)	44%

Total Adjusted Segment EBITDA	$337	$341	(1)%

	For the six months ended December 31,
	2013	2012	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$3,195	$3,351	(5)%
Cable Network Programming	57	53	8%
Digital Real Estate Services	215	168	28%
Book Publishing	719	707	2%
Other	49	55	(11)%

Total Adjusted Revenues	$4,235	$4,334	(2)%

Adjusted Segment EBITDA:
News and Information Services	$394	$404	(2)%
Cable Network Programming	31	19	63%
Digital Real Estate Services	111	81	37%
Book Publishing	112	90	24%
Other	(176)	(111)	59%

Total Adjusted Segment EBITDA	$472	$483	(2)%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended December 31, 2013 and 2012.

	For the three months ended December 31, 2013
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Exchange Fluctuations	Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,612	$—	$(1)	$52	$—	$1,663
Cable Network Programming	110	(59)	—	6	—	57
Digital Real Estate Services	103	—	—	12	—	115
Book Publishing	391	(1)	—	4	—	394
Other	22	—	—	—	—	22

Total Revenues	$2,238	$(60)	$(1)	$74	$—	$2,251

Segment EBITDA:
News and Information Services	$255	$—	$—	$6	$—	$261
Cable Network Programming	53	(25)	—	3	—	31
Digital Real Estate Services	55	—	—	6	—	61
Book Publishing	68	—	—	1	—	69
Other	(104)	—	—	—	19	(85)

Total Segment EBITDA	$327	$(25)	$—	$16	$19	$337

	For the three months ended December 31, 2012
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Exchange Fluctuations	Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,772	$—	$(43)	$—	$—	$1,729
Cable Network Programming	53	—	—	—	—	53
Digital Real Estate Services	87	—	—	—	—	87
Book Publishing	377	—	(12)	—	—	365
Other	32	—	(4)	—	—	28

Total Revenues	$2,321	$—	$(59)	$—	$—	$2,262

Segment EBITDA:
News and Information Services	$292	$—	$(7)	$—	$—	$285
Cable Network Programming	19	—	—	—	—	19
Digital Real Estate Services	46	—	—	—	—	46
Book Publishing	51	—	(1)	—	—	50
Other	(108)	—	—	—	49	(59)

Total Segment EBITDA	$300	$—	$(8)	$—	$49	$341

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the six months ended December 31, 2013 and 2012.

	For the six months ended December 31, 2013
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Exchange Fluctuations	Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$3,107	$—	$(30)	$118	$—	$3,195
Cable Network Programming	242	(191)	—	6	—	57
Digital Real Estate Services	193	—	—	22	—	215
Book Publishing	719	(3)	(5)	8	—	719
Other	49	—	—	—	—	49

Total Revenues	$4,310	$(194)	$(35)	$154	$—	$4,235

Segment EBITDA:
News and Information Services	$388	$—	$(4)	$10	$—	$394
Cable Network Programming	82	(54)	—	3	—	31
Digital Real Estate Services	99	—	—	12	—	111
Book Publishing	111	—	—	1	—	112
Other	(212)	—	—	—	36	(176)

Total Segment EBITDA	$468	$(54)	$(4)	$26	$36	$472

	For the six months ended December 31, 2012
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Exchange Fluctuations	Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$3,438	$—	$(87)	$—	$—	$3,351
Cable Network Programming	53	—	—	—	—	53
Digital Real Estate Services	168	—	—	—	—	168
Book Publishing	729	—	(22)	—	—	707
Other	66	—	(11)	—	—	55

Total Revenues	$4,454	$—	$(120)	$—	$—	$4,334

Segment EBITDA:
News and Information Services	$418	$—	$(14)	$—	$—	$404
Cable Network Programming	19	—	—	—	—	19
Digital Real Estate Services	81	—	—	—	—	81
Book Publishing	91	—	(1)	—	—	90
Other	(220)	—	(1)	—	110	(111)

Total Segment EBITDA	$389	$—	$(16)	$—	$110	$483

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to net income.

	For the three months ended December 31,
	2013	2012	Change	% Change
	( in millions)
Revenues	$2,238	$2,321	$(83)	(4)%
Operating expenses	(1,274)	(1,352)	78	(6)%
Selling, general and administrative	(637)	(669)	32	(5)%

Total Segment EBITDA	327	300	27	9%
Depreciation and amortization	(138)	(129)	(9)	7%
Impairment and restructuring charges	(36)	(62)	26	(42)%
Equity earnings of affiliates	17	28	(11)	(39)%
Interest, net	16	18	(2)	(11)%
Other, net	(231)	1,252	(1,483)	* *

(Loss) income before income tax benefit	(45)	1,407	(1,452)	* *
Income tax benefit	211	4	207	* *

Net income	$166	$1,411	$(1,245)	(88)%

**	- Not meaningful

	For the six months ended December 31,
	2013	2012	Change	% Change
	( in millions)
Revenues	$4,310	$4,454	$(144)	(3)%
Operating expenses	(2,569)	(2,686)	117	(4)%
Selling, general and administrative	(1,273)	(1,379)	106	(8)%

Total Segment EBITDA	468	389	79	20%
Depreciation and amortization	(279)	(254)	(25)	10%
Impairment and restructuring charges	(63)	(177)	114	(64)%
Equity earnings of affiliates	30	54	(24)	(44)%
Interest, net	33	29	4	14%
Other, net	(672)	1,255	(1,927)	* *

(Loss) income before income tax benefit	(483)	1,296	(1,779)	* *
Income tax benefit	687	32	655	* *

Net income	$204	$1,328	$(1,124)	(85)%

**	- Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax (“adjusted net income available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated or combined net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2013 and 2012.

	For the three months ended December 31, 2013		For the three months ended December 31, 2012
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$150	$0.26	$1,399	$2.42
U.K. Newspaper Matters	19	0.03	49	0.08
Impairment and restructuring charges	36	0.06	62	0.11
Other, net (a)	231	0.40	(1,252)	(2.16)
Tax impact on items above(b)	(257)	(0.44)	(80)	(0.14)

As adjusted	$179	$0.31	$178	$0.31

(a)	Other, net for the three months ended December 31, 2013 primarily includes a foreign tax refund paid or payable to 21st Century Fox. Other, net for the three months ended December 31, 2012 primarily includes the non-taxable gain from the CMH transaction.
(b)	Tax impact on items above for the three months ended December 31, 2013 primarily includes a foreign tax refund of $238 million which has an offsetting payable to 21st Century Fox included within Other, net above.

	For the six months ended December 31, 2013		For the six months ended December 31, 2012
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$177	$0.31	$1,307	$2.26
U.K. Newspaper Matters	36	0.06	110	0.19
Impairment and restructuring charges	63	0.11	177	0.31
Other, net (a)	672	1.16	(1,255)	(2.17)
Tax impact on items above(b)	(752)	(1.30)	(124)	(0.22)

As adjusted	$196	$0.34	$215	$0.37

(a)	Other, net for the six months ended December 31, 2013 primarily includes a foreign tax refund paid or payable to 21st Century Fox offset by a gain on a third party pension contribution. Other, net for the six months ended December 31, 2012 primarily includes the non-taxable gain from the CMH transaction.
(b)	Tax impact on items above for the six months ended December 31, 2013 primarily includes a foreign tax refund of $721 million which has an offsetting payable to 21st Century Fox included within Other, net above.